Exhibit 16.1

November 6, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read VivoPower International PLC’s Form 20-F/A dated November 6, 2025, and have the following comments:

1.	We agree with the statements made in the section titled “Dismissal of independent registered public accounting firm,” for which we have a basis on which to comment, and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made outside of the aforementioned section.

Yours truly,

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP